UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 29, 2006

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As previously reported, in February 2006, BlackRock, Inc. (“BlackRock”), then a majority-owned subsidiary of The PNC Financial Services Group, Inc. (“PNC” or the “Corporation”), and Merrill Lynch entered into a definitive agreement pursuant to which Merrill Lynch agreed to contribute its investment management business (“MLIM”) to BlackRock in exchange for 65 million shares of newly issued BlackRock common and preferred stock. This transaction closed on September 29, 2006. Immediately following the closing, PNC continued to own approximately 44 million shares of BlackRock common stock, now representing an ownership interest of approximately 34% of the combined company (as compared with 69% immediately prior to the closing).

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective September 29, 2006, Thomas H. O’Brien resigned from the Board of Directors of PNC and its principal banking subsidiary, PNC Bank, National Association. In accordance with The PNC Financial Services Group, Inc. Corporate Governance Guidelines, which provide that no person age 70 or older may be nominated for re-election as a director, Mr. O’Brien would not have been eligible to stand for re-election in 2007. Mr. O’Brien, who also was a director of BlackRock, resigned before the expiration of his current term so that he could continue his service at BlackRock with the status of an independent director and serve as Chairman of BlackRock’s Nominating and Governance Committee following the closing of the BlackRock/Merrill Lynch transaction.

Item 8.01 Other Events.

PNC has finalized the accounting and reporting implications related to the BlackRock transaction described in Item 2.01 as described below.

THIRD QUARTER 2006 ACCOUNTING

For the quarter ended September 30, 2006, PNC’s Consolidated Income Statement includes PNC’s 69% ownership interest in BlackRock’s net income through the closing date. However, PNC’s Consolidated Balance Sheet as of September 30, 2006 no longer reflects the consolidation of BlackRock’s balance sheet but recognizes PNC’s 34% ownership interest in BlackRock as an investment to be accounted for under the equity method. PNC plans to provide pro forma third quarter income statement information with its third quarter earnings release materials.

In addition, upon closing, the carrying value of PNC’s investment in BlackRock increased by approximately $3.1 billion to $3.8 billion, reflecting the increase in BlackRock’s equity resulting from the value of shares issued in the BlackRock/MLIM transaction. Based on BlackRock’s closing market price of $149 per common share on September 29, 2006, the market value of PNC’s investment in BlackRock was approximately $6.5 billion at that date. As such, another $2.7 billion of value is not recognized in PNC’s investment account.

PNC also recorded a liability for deferred taxes of approximately $.9 billion and a liability of approximately $.6 billion related to its obligation to provide shares of BlackRock common stock to help fund BlackRock LTIP programs. The corresponding balance sheet impact was an increase to PNC’s shareholders’ equity of approximately $1.6 billion. The increase to equity was comprised of an after-tax gain of approximately $1.3 billion, net of the expense associated with the LTIP liability and the deferred taxes, and an after-tax increase to capital surplus of approximately $.3 billion. The direct increase to capital surplus rather than inclusion in the gain resulted from the accounting treatment required due to existing BlackRock repurchase commitments or programs.

FUTURE ACCOUNTING

In the fourth quarter of 2006, PNC will account for its investment in BlackRock, including earnings from this investment, under the equity method as required by generally accepted accounting principles. The amount of the liability related to our commitment to deliver future LTIP shares will be marked to market on a quarterly basis.

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The future impact on PNC’s Consolidated Income Statement from its investment in BlackRock is expected to include the following:

•	The Corporation’s ownership interest (approximately 34%, subject to change) in BlackRock’s after-tax earnings.

•	PNC’s ongoing cost or benefit related to the increase or decrease, respectively, in market valuation of its liability related to LTIP shares.

•	Any gain realized (representing the excess of market value over book value of BlackRock common stock) when the LTIP shares are transferred to BlackRock employees.

•	Income taxes on PNC’s equity earnings from BlackRock at an estimated effective rate of 24% (subject to change), and on the LTIP share liability valuation changes and gains on share transfers at an estimated effective rate of approximately 35% (subject to change).

BUSINESS SEGMENT REPORTING

Subsequent to the BlackRock/MLIM closing, PNC will continue to report the earnings impact of its investment in BlackRock as a separate reportable business segment in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. Prior period PNC business segment information for BlackRock will not be restated.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: October 5, 2006	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller

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